CONTACT:                                                                RELEASE:
KAREN M. L. WHELAN                                                   IMMEDIATELY
(804) 359-9311

                    UNIVERSAL CORPORATION NAMES NEW DIRECTORS

RICHMOND,VA  February 11, 2000/PRNEWSWIRE/---

         The Board of Directors of Universal Corporation today announced the election of two new directors. The new members of the Board, who will serve until the next annual meeting of shareholders, are: Walter A. Stosch, and Dr. Eugene P. Trani.

         In announcing this action, Henry H. Harrell, Chairman and Chief Executive Officer of Universal Corporation noted, "We are delighted to have individuals of such high caliber and recognized leadership abilities joining our Board of Directors. We look forward to the new insights and perspectives that they will bring to the work of the Board."

         Senator Walter A. Stosch, a retired partner of Deloitte & Touche, is a Principal with the firm of Stosch, Dacey and George, PC. He earned a BS in Accounting and an MBA from the University of Richmond and is a licensed Certified Public Accountant. Senator Stosch served as a member of the Virginia House of Delegates from 1983 to 1991, and has been a member of the Senate of Virginia since 1992. He currently serves as Senate Majority Leader.

         Dr. Eugene P. Trani has been President of Virginia Commonwealth University since 1990, and has overseen the establishment of the School of Engineering and the Virginia Biotechnology Research Park. Dr. Trani, a graduate of the University of Notre Dame, earned his master's and doctoral degrees from Indiana University. He is a specialist in U. S. foreign affairs. Dr. Trani serves on numerous corporate and civic boards in the Richmond area, and was chair of the Greater Richmond Chamber of Commerce for 1997--1998.

         Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on June 30, 1999, were approximately $4 billion. For more information, visit Universal's web site at www.universalcorp.com.

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